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                                                                     Exhibit #6a

                            UNDERWRITING AGREEMENT
                                    BETWEEN
                         STATE BOND INCOME FUNDS, INC.
                                      AND
                         SBM FINANCIAL SERVICES, INC.

     This Underwriting Agreement made this 14th day of June, 1995, by and between State Bond Income Funds, Inc., a Maryland corporation (hereinafter called the "Fund") and SBM Financial Services, Inc., a Minnesota corporation (hereinafter called "Distributor").

     WITNESSETH THAT:

     1. The Fund hereby appoints Distributor as principal underwriter in connection with the offering and sale of shares of the capital stock of the Fund. The Fund authorizes Distributor, as agent for the Fund, subject to applicable law and the Articles and By-laws of the Fund to solicit orders for the purchase of its shares, satisfactory to the Fund, and otherwise promote the Fund and, as agent for the Fund, to accept orders from dealers with whom it has written agreements. Distributor shall offer the Fund's shares only in states in which such shares are qualified as a broker/dealer. Distributor shall distribute the Fund's shares on an agency or "best efforts" basis under which the Fund shall only issue such shares as are actually sold.

     2. The public offering price of such shares shall be the net asset value per share (as determined by the Fund) of the outstanding shares of the Fund, plus the applicable sales charge as specified in the Fund's Prospectus from time to time. Such net asset value shall be regularly determined as set forth from time to time in the Fund's current Prospectus and Statement of Additional Information. The Fund shall promptly furnish Distributor a statement of each computation of net asset value and of the details entering into such computation.

     3. Distributor shall receive, as compensation for the services it performs under this Agreement, a sales charge for each investment in the Fund's shares, which sales charge shall be as set forth in paragraph 2 of this Agreement. The sales charge may be deducted by Distributor from the offering price when Distributor makes payment to the Fund hereunder for sales of the Fund's shares. Distributor may in its discretion allow concessions to dealers with whom Distributor has made arrangements and agreements to sell shares of the Fund on its behalf.

     4. Distributor, at no expense to the Fund, shall print and distribute to prospective investors Prospectuses and Statements of Additional Information, and may print and distribute such other sales literature, forms, and advertisements in connection with sale of the shares of the Fund as comply with the applicable provisions of federal and state law. Except as specifically provided herein, the Fund shall bear none of the expenses of Distributor in connection with its offer and sale of shares of the Fund. Distributor shall, as agent for the Fund, have the right to sell Fund shares to dealers or to the public or both; provided, however, that in connection with the sale or arranging for the sale of Fund shares, Distributor shall give only such information and make only such statements or representations as are contained in the Prospectus or in the Statement of Additional Information, or in such information as is furnished in writing to Distributor pursuant to Paragraph 5 below, and the Fund shall not be responsible in any way for any other information, statements or representations given or made by Distributor or its representatives or agents.

     5. The Fund shall keep Distributor fully informed with regard to its affairs, and shall cooperate fully in the efforts of Distributor under this Agreement.

     6. The Fund agrees at its own expense to register its shares with the Securities and Exchange Commission, State and other regulatory bodies and to pay the related registration and filing fees therefor and to file from time to time such amendments, reports and other documents as may be necessary in order that there may
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          be no untrue statements of a material fact in the Registration
          Statement, Prospectus, or Statement of Additional Information, or necessary in order that there may be no omission to state a material fact therein , in the light of the circumstances under which they were made, not misleading. As used in this Agreement, the term "Registration Statement" shall mean from time to time the Registration Statement most recently filed by the Fund with the Securities and Exchange Commission and effective under the Securities Act of 1933, as amended (hereinafter called the "Act"), as such Registration Statement is amended by any amendments thereto at the time in effect, and the term "Prospectus" and "Statement of Additional Information" shall mean from time to time the form of prospectus and statement of additional information filed by the Fund as part of the Registration Statement.

     7. The Fund agrees to prepare, set in print, print and distribute Prospectuses to shareholders of the Fund, and furnish Distributor from time to time a copy of the Prospectus and Statement of Additional Information in connection with the sale of the Fund's shares. The Fund agrees to indemnify, defend and hold Distributor, and any person who controls Distributor within the meaning of Section 15 of the Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which Distributor or any such controlling person may incur, under the Act, or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement or Prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this indemnity agreement of any person who is such a controlling person and who is also a director of the Fund, shall not inure to the benefit of such person unless a court of competent jurisdiction shall determine, or it shall have been determined by controlling precedent, that such result would not be against public policy as expressed in the Act; and further provided that in no event shall anything herein contained be so construed as to protect Distributor against any liability to the Fund or its security holders to which Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

          The Fund's agreement to indemnify Distributor and any such controlling person as aforesaid is expressly conditioned upon the Fund being notified of any action brought against Distributor or any such controlling person, such notification to be given by letter or by telegram addressed to the Fund at its principal office in Minneapolis, Minnesota, and sent to the Fund by the person against whom such action is brought, within ten days after the summons or other first legal process shall have been served. The failure so to notify the Fund of any such action shall not relieve the Fund from any liability which the Fund may have to the person against whom such action is brought by reason of any such alleged untrue statement or omission otherwise than on account of the indemnity agreement contained in this Paragraph 7. The Fund will be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability, but in such case, such defense shall be conducted by counsel of good standing chosen by the Fund and approved by Distributor. In the event the Fund does elect to assume the defense of any such suit and retain counsel of good standing approved by Distributor, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Fund does not elect to assume the defense of any such suit, or in case Distributor does not approve of counsel chosen by the Fund, the Fund will reimburse Distributor or the controlling person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by Distributor or them.

          The indemnification agreement contained in this Paragraph 7 and the Fund's representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Distributor or any controlling person. This agreement of indemnity will inure exclusively to the benefit of Distributor and its successors and their respective estates, and to the benefit of any controlling persons and their successors. The Fund agrees promptly to notify Distributor of the commencement of any litigation or proceedings against the Fund in connection with the issue and sale of any of its capital stock.

     8. Distributor agrees to indemnify, defend and hold the Fund, its several officers and directors, and any
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          person who controls within the meaning of Section 15 of the Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Fund, its officers or directors, or any such controlling person may incur under the Act or under common law or otherwise; but only to the extent that such liability or expense incurred by the Fund, its officers or directors or such controlling person resulting from such claims or demands shall arise out of or be based upon any alleged untrue statement of a material fact contained in information furnished in writing by Distributor to the Fund for use in the Registration Statement, Prospectus or Statement of Additional Information, or shall arise out of or be based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or Prospectus or necessary to make such information not misleading.

          Distributor's agreement to indemnify the Fund, its officers and directors, and any such controlling person as aforesaid is expressly conditioned upon Distributor being notified of any action brought against the Fund, its officers or directors or any such controlling person, such notification to be given by letter or telegram addressed to Distributor at its principal office in Minneapolis, Minnesota, and sent to Distributor by the person against whom such action is brought, within ten days after the summons or other first legal process shall have been served. Distributor shall have a right to control the defense of such action, with counsel of its own choosing, satisfactory to the Fund, if such action is based solely upon such alleged misstatement or omission on Distributor's part, and in any other event Distributor or such controlling person shall each have the right to participate in the defense or preparation of the defense of any such action. The failure so to notify Distributor of any such action shall not relieve Distributor from any liability which Distributor may have to the Fund, its officers or directors or to such controlling person by reason of any such untrue statement or omission on Distributor's part otherwise that on account of the indemnity agreement contained in this Paragraph 8.

     9. This Agreement may be terminated by either party upon sixty days' written notice to the other party and shall terminate automatically in the event of its assignment. The term "assignment" for this purpose shall have the meaning defined in Section 2(a)(4) of the Investment Company Act of 1940.

     10. This Agreement shall continue for successive annual periods, provided that such continuance is specifically approved annually by the vote of a majority of the Fund's Directors who are not "interested persons" of the parties hereto as defined in the Investment Company Act of 1940, cast in person at a meeting called for that purpose, and by either the vote of a majority of the Board of Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund, as defined in the Investment Company Act of 1940.

     11. As additional compensation to Distributor for its services hereunder, Distributor will receive after the end of each month from ARM Capital Advisors, Inc., pursuant to the terms of the Investment Advisory and Management Agreement between ARM Capital Advisors, Inc. and the Fund, a payment equal to 1/12th of .25 of 1% of the average daily net assets of the Fund for the month (the "12b-1 Fee"). Distributor shall use the 12b-1 Fee in the following manner:

          a.) Broker/dealers other than Distributor shall be paid a portion of the 12b-1 Fee based upon the percentage of Fund shares attributable to shares sold by registered representatives of such broker/dealers and still owned by such broker/dealers' clients during the month.

          b.) registered representatives of Distributor and their field supervisors shall be paid a portion of such 12b-1 Fee based upon the percentage of fund shares attributable to shares sold by such registered representatives and still owned by such registered representatives' clients during the month. Such amount shall be paid to the registered representatives and their field supervisors in such proportions as may be determined from time to time, as set forth in written agreements.

          c.) Other Service Entities (as defined in the Administration, Shareholder Service and Plan of Distribution of the Fund) shall be paid a portion of the 12b-1 Fee based upon the percentage for
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               Fund shares the holders of which were provided administrative or shareholder assistance by such Service Entities during the month.

          d.) The balance of the 12b-1 Fee shall be retained by Distributor and shall be expanded by it on any activities primarily intended to result in the sale of Fund shares, including, by way of example but not by way of limitation, the printing of prospectuses and reports for other than existing shareholders, preparation and distribution of sales literature, advertising of any type, expenses incurred by officers, employees or registered representatives of Distributor, including travel, entertainment and telephone expenses.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.


                         STATE BOND MONEY FUNDS, INC.

                         By:    /s/ Stewart Gregg
                               -------------------------------------

                               Its:   /s/ Vice President
                                    --------------------------------



                         SBM FINANCIAL SERVICES, INC.

                         By:    /s/ John R. McGeeney
                               -------------------------------------

                               Its:   /s/ Secretary, General Counsel
                                     -------------------------------
                                     & Compliance Officer
                                     -------------------------------